United States
Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 4, 2009
Lodgian, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-14537 (Commission File Number)	52-2093696 (I.R.S. Employer Identification No.)
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326
(Address of principal executive offices)
(404) 364-9400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 4, 2009, the Board of Directors (the “Board”) of Lodgian, Inc. (the “Company”) approved a form of Indemnification Agreement (the “Indemnification Agreement”) to be entered into with its directors and executive officers. The Indemnification Agreement supplements the indemnification rights provided under the Company’s certificate of incorporation, bylaws and applicable law. The Indemnification Agreement provides that the Company will indemnify the director or executive officer (“Indemnitee”) against all expenses (as defined in the agreement), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee and arising out of the Indemnitee’s service as a director or executive officer to the fullest extent permitted by the Company’s certificate of incorporation, bylaws and state or other applicable law and to any greater extent that applicable law may in the future permit. The Indemnification Agreement further provides procedures for the determination of an Indemnitee’s right to receive indemnification and the advancement of expenses.
The foregoing description of the Indemnification Agreement is a general description only and is qualified in its entirety by reference to the Indemnification Agreement, the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 8.01. Other Information.
On February 4, 2009, the Board approved a reduction of all cash compensation received by directors by 20%. The annual retainer received by directors will be reduced from $24,000 to $19,200, the fee for attendance at an in-person meeting will be reduced from $1,500 to $1,200, the fee for attendance at a telephonic meeting will be reduced from $500 to $400 and the fee for attendance at an in-person committee meeting will be reduced from $1,000 to $800. The Company’s annual equity grant to directors will remain the same.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit 10.1	Form of Indemnification Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.
Dated: February 10, 2009	By:	/s/ Daniel E. Ellis
Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Form of Indemnification Agreement